Exhibit 107

CALCULATION OF FILING FEE TABLES

FORM S-3ASR

(Form Type)

CAMPBELL SOUP COMPANY

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule(1)	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Debt	Debt Securities(2)	Rule 456(b) and Rule 457(r)	(3)	(1)	(1)	(1)	(1)

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A

Carry Forward Securities

Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A

	Total Offering Amounts					N/A		N/A

	Total Fees Previously Paid							N/A

	Total Fee Offsets							N/A

	Net Fee Due							N/A

(1)

The registrant is deferring payment of the registration fee pursuant to Rule 456(b) of the Securities Act of 1933, as amended, (the “Securities Act”) and is omitting this information in reliance on Rule 456(b) and Rule 457(r) of the Securities Act. The registrant will calculate the registration fee applicable to an offer of securities pursuant to this registration statement based on the fee payment rate in effect on the date of such fee payment.

(2)	Debt securities of the registrant, which may be senior or subordinated.
(3)	An indeterminate amount of securities to be offered at indeterminate prices is being registered pursuant to this registration statement.